Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of IM Cannabis Corp. for the registration of common shares, warrants and units comprising a combination of common shares and warrants and to the incorporation by reference therein of our report dated March 28, 2024, with respect to the consolidated financial statements of IM Cannabis Corp. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY and KASIERER
KOST FORER GABBAY & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
June 26, 2025